File No. 333-04682

                       Securities and Exchange Commission
                             Washington, D.C. 20549


              APPLICATION FOR WITHDRAWAL OF REGISTRATION STATEMENT


                               Neurex Corporation
                              (Name of Registrant)


        Delaware                                         77-0128552
(State of Incorporation)                    (IRS employer identification number)


                                3760 Haven Avenue
                          Menlo Park, California 94025
                           (Principal office address)


     Pursuant to Rules 477 and 478 under the Securities Act of 1933, as amended, the undersigned, having power of attorney under the Registration Statement on Form S-8 (the "Registration Statement"), File Number 333-04682, relating to common stock, par value $0.01 (the "Common Stock"), of Neurex Corporation and being an authorized representative of Neurex Corporation, hereby requests that the Registration Statement be withdrawn, effective immediately. Neurex Corporation no longer intends to sell the Common Stock registered thereby.

                                         NEUREX CORPORATION



                                         By:  /s/ Paul Goddard
                                             --------------------------------
                                             Name:   Paul Goddard
                                             Title:  Chief Executive Officer


Dated:  August 14, 1998